Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-157790

Issuer Free Writing Prospectus, dated November 17, 2009

$1,200,000,000

Senior Notes Offering

Summary of Final Terms

Dated November 17, 2009

	1.875% Senior Notes due 2012	3.750% Senior Notes due 2016
Issuer	The Boeing Company	The Boeing Company

Rating (Moody’s, S&P, Fitch) ¹	A2 / A / A+ (negative / stable / negative)	A2 / A / A+ (negative / stable / negative)

Principal Amount	$700,000,000	$500,000,000

Trade Date	11/17/2009	11/17/2009

Settlement Date (T+3)	11/20/2009	11/20/2009

Maturity Date	11/20/2012	11/20/2016

Treasury Benchmark	1.375% due 11/15/2012	3.125% due 10/31/2016

Treasury Price / Yield	100-08 3/4 / 1.282%	101-20 / 2.865%

Spread to Treasury	80 bps	115 bps

Reoffer Yield	2.082%	4.015%

Coupon (Interest Rate)	1.875%	3.750%

Price to Public ²	99.401%	98.397%

Gross Fee Spread	0.250%	0.400%

Coupon Payment Dates	05/20, 11/20	05/20, 11/20

1st Coupon Payment	5/20/2010	5/20/2010

Call Provision	MWC @ T + 15 bps	MWC @ T + 25 bps

CUSIP / ISIN	097023 BB0 / US097023BB05	097023 BC8 / US097023BC87

Notes:

1	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
2	Plus accrued interest, if any, from November 20, 2009

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or RBS Securities Inc. toll-free at 1-866-884-2071.